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[Callisto Logo]

 NEWS RELEASE
 CONTACT INFORMATION:

 Marty Tullio or Mark Tullio                      Gary S. Jacob, Ph.D., CEO
 McCloud Communications, LLC                      Callisto Pharmaceuticals, Inc.
 949.566.9860                                     212.297.0010
 marty@McCloudCommunications.com
 mark@McCloudCommunications.com






             CALLISTO ANNOUNCES LICENSING OF ANNAMYCIN, A DRUG WITH
                     PHASE II CLINICAL ACTIVITY IN LEUKEMIA

    ANNAMYCIN, FROM THE ANTHRACYCLINE FAMILY, SHOWS PHASE II ACTIVITY AGAINST
                        HEMATOLOGICAL CANCERS ALL AND AML


NEW YORK, NY - September 7, 2004 - CALLISTO PHARMACEUTICALS, INC. (OTCBB:CLSP:Berlin, Frankfurt:CA4;WKN:479303), a biopharmaceutical company primarily focused on the development of drugs to treat cancer and osteolytic bone disease, announced that it signed an agreement with the University of Texas
M. D. Anderson Cancer Center for the licensing of Annamycin, an anthracycline drug for leukemia therapy. Callisto is licensing Annamycin because of its novel therapeutic profile, including activity against resistant diseases and significantly reduced toxicity.

Callisto intends to initiate a Phase IIb clinical trial in relapsed acute lymphocytic leukemia (ALL) and relapsed acute myeloid leukemia (AML) patients, in the first half of 2005. The trial will be led by co-Principal Investigators Dr. Hagop Kantarjian and Dr. Michael Andreeff of the University of Texas M. D. Anderson Cancer Center. Annamycin earlier completed a Phase I/IIa clinical trial in AML and ALL patients conducted by Dr. Andreeff as Principal Investigator. Relapsed ALL and AML patients are presently an unmet medical need.

"We are very excited about the opportunity to develop Annamycin, which has such a novel profile among this important class of drugs," said Callisto Pharmaceuticals Executive Vice President Dr. Donald H. Picker. "The results from the Phase I/IIa trial, involving a highly refractory patient population, provides encouragement that this could be a very important drug in the treatment of relapsed AML and ALL patients."

"The addition of Annamycin, a drug that has already completed a Phase I/IIa clinical trial, is a major milestone in Callisto's strategy of building a broad portfolio of anti-cancer drugs," said Gabriele M. Cerrone, Chairman of Callisto Pharmaceuticals, Inc.

ABOUT ANNAMYCIN
Annamycin was discovered and developed by Dr. Waldemar Priebe and Dr. Roman Perez-Soler, scientists at the M.D. Anderson Cancer Center who were investigating a wide range of anthracycline analogs and means of drug delivery to reduce the clinical limitations associated with this class of drugs. In animal studies, Annamycin was demonstrated to circumvent multiple drug resistance (MDR), displaying increased antitumor activity and decreased cardiotoxicity, and with the ability to achieve greater than 98 percent incorporation into liposomes. Notably, the subsequent Phase I/IIa trial in leukemia patients showed that responses were observed in patients with high levels of multi-drug resistance (MDR), a condition that typically predicts for lack of anthracycline activity. Callisto believes Annamycin to be the only anthracycline in clinical development that circumvents this MDR resistance. Annamycin also exhibited no cardiotoxicity at the drug levels used in the Phase I/IIa clinical trial.

                                     -more-

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CALLISTO PHARMACEUTICALS LICENSES ANNAMYCIN
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ABOUT CALLISTO PHARMACEUTICALS, INC.
Callisto is a biopharmaceutical company focused on the development of drugs to treat cancer and osteolytic bone disease. Callisto's other drug candidate in the clinic, Atiprimod, recently entered a Phase I/IIa clinical trial in relapsed multiple myeloma patients, and is a small-molecule, orally available drug with antiproliferative and antiangiogenic activity. Callisto also has programs focused on a site-directed DNA intercalation technology for the development of new cancer therapies, the development of an analog of the human intestinal hormone, uroguanylin, to treat gastrointestinal inflammation, and drugs against staphylococcal and streptococcal bioweapons, to protect against the devastating effects of toxic shock syndrome. Callisto has two operating subsidiaries, Callisto Research Labs, LLC and Synergy Pharmaceuticals Inc. Callisto has an exclusive worldwide license from AnorMED Inc. to develop, manufacture, use and sell Atiprimod. For additional information, visit www.callistopharma.com.


FORWARD-LOOKING STATEMENTS
Certain statements made in this press release are forward-looking. Such statements are indicated by words such as "expect," "should," "anticipate" and similar words indicating uncertainty in facts and figures. Although Callisto believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations reflected in such forward-looking statements will prove to be correct. As discussed in the Callisto Pharmaceuticals Annual Report on Form 10-KSB for the year ended December 31, 2003,and other periodic reports, as filed with the Securities and Exchange Commission, actual results could differ materially from those projected in the forward-looking statements as a result of the following factors, among others: uncertainties associated with product development, the risk that products that appeared promising in early clinical trials do not demonstrate efficacy in larger-scale clinical trials, the risk that Callisto will not obtain approval to market its products, the risks associated with dependence upon key personnel and the need for additional financing.

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